EXHIBIT 11.1
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PLUMA, INC.


COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)
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                                                                                              1999                    1998

INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS -
     Net income (loss) available to common shareholders                                  $(10,024,824)             $ (881,683)
                                                                                         -------------             -----------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Common shares outstanding                                                               8,109,152               8,109,152
     Assumed exercise of stock options
                                                                                         -------------             -----------

         Total                                                                               8,109,152               8,109,152
                                                                                         =============             ===========

EARNINGS (LOSS) PER COMMON SHARE AND COMMON
     EQUIVALENT - Basic and diluted                                                         $   (1.24)              $    (.11)
                                                                                         =============             ===========

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